Exhibit 10.4

AMENDMENT NO. 5 TO THE
PEABODY ENERGY CORPORATION
2004 LONG-TERM EQUITY INCENTIVE PLAN

 WHEREAS, Peabody Energy Corporation (the “Company”) adopted and maintains the Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan, as amended from time to time (the “Plan”), and all capitalized terms used but not defined herein are defined in the Plan;

     WHEREAS, pursuant to Section 16 of the Plan, (i) the Board of Directors of the Company (the “Board”) has the right to amend the Plan and (ii) the Administrator may amend the terms of outstanding Awards under the Plan without the Participant’s consent, so long as such amendment does not adversely affect the Participant’s rights under the Award; and

     WHEREAS, the Board has authorized and directed that the Plan be amended to provide that neither the Board nor the Administrator may take actions to re-price stock options granted under the Plan.

NOW, THEREFORE, the Plan is hereby amended effective as of March 12, 2014, as follows:

 1.  The last paragraph of Section 16 of the Plan is hereby amended in its entirety to read as follows:

Notwithstanding anything to the contrary, but subject to the provisions of Section 12, neither the Board nor the Administrator shall be permitted to (i) amend a stock option granted under the Plan to reduce its exercise price; (ii) cancel a stock option granted under the Plan and re-grant a stock option with a lower exercise price than the original exercise price of the cancelled stock option; (iii) cancel a stock option or SAR granted under the Plan in exchange for cash or another equity award; or (iv) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of re-pricing a stock option granted under the Plan.

 2.  In all other respects, the Plan shall remain unchanged and in full force and effect.

PEABODY ENERGY CORPORATION

By: /s/ Sharon D. Fiehler
Sharon D. Fiehler
Executive Vice President and Chief Administrative Officer